Exhibit 10.19

Senseonics Holdings, Inc.

Non-Employee Director Compensation Policy

(As amended effective October 1,  2018)

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Senseonics Holdings, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy. A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:

a. All Eligible Directors: $37,500

b. Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $6,000

c. Member of the Nominating and Corporate Governance Committee: $4,000

3.Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a. Chairman of the Audit Committee: $11,250

b. Chairman of the Compensation Committee: $6,600

c. Chairman of the Nominating and Corporate Governance Committee: $3,625

Election to Receive Common Stock in Lieu of Cash

An Eligible Director may make an election to receive all or a portion of his or her annual cash compensation described above in the form of shares of the Company’s common stock (the “Common Stock”). Elections must be made in multiples of 5% of an Eligible Director’s aggregate cash retainer.

1.	Timing of Elections:
a. Current Eligible Directors: Elections must be made prior to the beginning of each fiscal year with respect to cash compensation to be earned during such fiscal year.

b. New Eligible Directors: Elections for the first quarter of service must be made within 30 days of becoming an Eligible Director, provided that such election shall be applicable only to the portion of the cash retainers earned after the date of the election.

c. New committee member or committee chair: Elections for the first quarter of service must be made prior to the date that the Eligible Director becomes a committee member or committee chair (or, if a new Eligible Director, within 30 days of becoming a committee member or committee chair, provided that such election shall be applicable only to the portion of the cash retainer earned after the date of the election).

2.

Description of Common Stock: The shares of Common Stock will be granted under the Company’s 2015 Equity Incentive Plan, as amended (the “Plan”). The Common Stock will be granted as soon as reasonably practicable following the last day of each fiscal quarter in which the service occurred. The actual number of shares of Common Stock granted will be determined based on the closing price of the Company’s Common Stock on the NYSE MKT on the date of grant.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grant: For each Eligible Director, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase shares of Common Stock with an aggregate Black Scholes option value of $212,500. The shares subject to each such stock option will vest monthly over a three year period, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

2.Annual Grant: On the date of each annual stockholders meeting of the Company, each Eligible Director who continues to serve as a member of the Board following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase shares of Common Stock with an aggregate Black Scholes option value of $106,500. The shares subject to each such stock option will vest on the earlier of the one year anniversary of the grant date or the next annual stockholders meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.